RELEASE OF CLAIMS
My employment with Teradata Corporation (“Teradata” or the “Company”) terminated effective as of June 30, 2021. In exchange for the severance benefits provided under Section 4(b) of the Teradata Executive Severance Plan (the “Plan”), which shall be provided upon the terms, and subject to the conditions, of the Plan, including, but not limited to, my compliance with Section 7 of the Plan, along with payment of the sum of $35,525 as provided in the letter agreement between me and the Company dated August 17, 2021, I, Mark Culhane, acknowledge and agree to the following:

1.    I may sign and submit this Release of Claims (“Release”) at any time on or before 11:59pm Pacific Time on September 13, 2021.

2.    I understand this Release does not constitute an admission by Teradata of any liability, violation of any federal or state laws, or any other civil wrong.

3.    I may revoke this Release during the seven days after I sign it by delivering written notice to Teradata in accordance with Section 15 of the Plan no later than the close of business on the seventh day after signature. This Release will not become effective or enforceable until the expiration of that seven-day period. I understand that my severance benefits will be processed after the expiration of the seven-day period.

4.    I release and discharge Teradata, its affiliates, successors, and each of their fiduciaries, stockholders, directors, officers, agents, and employees (“Released Parties”), from all claims, causes of action, suits, damages, rights to monetary or equitable relief, known or unknown, including access to Teradata’s internal dispute resolution process, for anything occurring up to and including the date on which I sign this Release. Without limiting the prior sentence, this release covers all claims I have, have ever had, or may now have, or related in any way to my employment or the end of my employment with Teradata, including but not limited to: (a) any and all statutory claims, including claims under the Age Discrimination in Employment Act, as amended (“ADEA”), Title VII of the Civil Rights Act of 1964, the federal Equal Pay Act, the federal Family and Medical Leave Act, the Employee Retirement Income Security Act (“ERISA”), the California Fair Housing and Employment Act, the California Family Rights Act, the California Labor Code, the California Equal Pay Act, and any other federal, state, local, or foreign law (statutory, regulatory, or otherwise) that may be legally waived and released; (2) any claim of wrongful discharge, discrimination, harassment, retaliation, breach of implied or express promises, defamation, invasion of privacy, intentional or negligent infliction of emotional distress, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, and detrimental reliance; (3) all claims for lost or unpaid wages, overtime, bonuses, commissions, incentive compensation, equity, vacation, sick leave, or statutory penalties; and (4) any claims of coverage under any of Teradata’s commercial automobile liability insurance policies.

In granting the release herein, which includes all claims that I do not know or suspect to exist in my favor, I acknowledge that I have read, understand, and expressly waive Section 1542 of the California Civil Code, which provides:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

I expressly agree to waive any rights or benefits conferred by Section 1542 and by any law of any state or territory of the United States or principal of common law pursuant to, or which is similar, comparable or equivalent to, Section 1542.

Without limiting the foregoing Paragraphs, I understand that this Release specifically releases and waives any claims of age discrimination, known or unknown, that I may have against the Released Parties as of the date I sign this Release. This Release specifically includes a waiver of rights and claims under the ADEA and the Older Workers Benefit Protection Act. I acknowledge that. as of the date I sign this Release, I may have certain rights or claims under the ADEA. and I voluntarily relinquish any such rights or claims by signing this Release.

5.    All payments under the Plan are intended to comply with Section 409A of the Internal Revenue Code, as amended (“Section 409A”), or any exemption under Section 409A. In no event shall Teradata be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by me on account of non-compliance with Section 409A.

6.    Teradata advises me to consult with an attorney prior to signing this Release. By signing this Release, I understand I am giving up and waiving legal rights. I have either freely chosen not to consult with an attorney or I have decided to sign after discussing this Release with my attorney.

7.    This Release does not prevent me from responding accurately and fully to any question, inquiry or request for information when required by legal process, or disclosing information to regulatory bodies. Further, nothing contained in this Release limits my ability to file a charge or complaint with any federal, state or local governmental agency or commission (a “Government Agency”). In addition, nothing in this Release or any other Company agreement, policy, practice, procedure, directive or instruction shall prohibit me from reporting possible violations of federal, state or local laws or regulations to any Government Agency or making other disclosures that are protected under the whistleblower provisions of federal, state or local laws or regulations. I understand that I do not need prior authorization of any kind to make any such reports or disclosures, and that I am not required to notify the Company that I have made such reports or disclosures. However, if I file any charge or complaint with any Government Agency, and if the

Government Agency pursues any claim on my behalf, or if any other third party pursues any claim on my behalf, I hereby waive any right to monetary or other individualized relief (either individually, or as part of any collective or class action) that arises out of alleged facts or circumstances on or before the effective date of this Release; provided that nothing in this Release limits any right I may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission or other Government Agency.

8.    As used in this Release, “Teradata” includes its parents, subsidiaries, affiliates, divisions, past and present directors, officers, agents and employees.

9.    This Release and the Plan represent the entire agreement between me and Teradata relating to the end of my employment and, with the exception of any agreements relating to arbitration of employment-related disputes, or trade secrets and preserving the confidentiality of Teradata information, supersedes all prior written or oral understandings, statements or agreements.

I have read this Release and I understand its terms. I enter into and sign this Release knowingly, voluntarily, and with full knowledge of its contents.

/s/ Mark Culhane	XXXXXXXXXX	XXXXXXXXXXXXX	9/11/21
Signature of Associate	Social Security Number	Non-Teradata E-mail Address	Date
Mark Culhane	XXXXXXXXXX	XXXXXXXXXXXXX
Associate Name (Printed)	Associate Global ID	Non-Teradata Telephone Number

Human Resources Acknowledgment of Receipt:

/s/ Traci Mazakas-Corp	VP, Total Rewards	9/12/21
Human Resources Representative	Title	Date

NOTE: The original document, when signed by both employee and Human Resources Representative, should be returned to the Teradata HR Service Center, for inclusion in the employee’s Personnel File.

Teradata HR Service Center
17095 Via Del Campo
San Diego, California 92127